EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Advaxis, Inc. on Form S-1 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated January 11, 2019, with respect to our audits of the financial statements of Advaxis, Inc. as of October 31, 2018 and 2017 and for the years ended October 31, 2018 and 2017 and our report dated January 11, 2019, with respect to our audit of the effectiveness of internal control over financial reporting of Advaxis, Inc. as of October 31, 2018 appearing in the Annual Report on Form 10-K of Advaxis, Inc. for the year ended October 31, 2018. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion because of the existence of a material weakness

/s/ Marcum llp

Marcum llp

New York, NY

July 2, 2019